                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           MIKOHN GAMING CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           MIKOHN GAMING CORPORATION

                            1045 PALMS AIRPORT DRIVE
                            LAS VEGAS, NEVADA 89119



                                 April 10, 1998



  Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of your Company, which will be held in a marked meeting room on the second floor of the Monte Carlo Resort and Casino, 3770 Las Vegas Blvd. South, Las Vegas, Nevada, on Tuesday, May 12, 1998 at 10:00 a.m. Pacific Daylight Time. We hope that you will be able to attend the Annual Meeting in person and we look forward to seeing you.

     At the Annual Meeting, stockholders will (i) elect seven members of the Board of Directors to serve one, two and three year terms and until their successors are elected and qualified and (ii) act upon the other matters enumerated in the Notice of Annual Meeting and discussed in the Proxy Statement that accompany this letter. Please give your prompt attention to these matters.

     Irrespective of whether you plan to attend in person, it is important that your shares be represented. Accordingly, after reviewing the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return the enclosed Proxy in the postage paid envelope at your earliest convenience.



                              Sincerely,

                              /s/ David J. Thompson

                              David J. Thompson
                              Chairman of the Board and
                              Chief Executive Officer

                           MIKOHN GAMING CORPORATION
                            1045 PALMS AIRPORT DRIVE
                                P. O. BOX 98686
                          LAS VEGAS, NEVADA 89193-8686
                                 (702) 896-3890

                               -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1998



     The 1998 Annual Meeting of the Stockholders of Mikohn Gaming Corporation, a Nevada corporation (the "Company"), will be held in a marked meeting room on the second floor of the Monte Carlo Resort and Casino, 3770 Las Vegas Blvd. South, Las Vegas, Nevada on Tuesday, May 12, 1998, commencing at 10:00 a.m. Pacific Daylight Time to consider the following matters:

  1. Electing seven directors to serve one, two and three year terms, pursuant to an amendment to the Bylaws of the Company, and until their successors are elected and qualified;

  2. Approving the appointment of Deloitte & Touche LLP as the Company's independent accountants for 1998 and

  3. Acting upon such other business as may properly come before the Annual Meeting and any adjournment or postponement of the meeting.

  Only stockholders of record on the books of the Company at the close of business on March 13, 1998, are entitled to vote at the Annual Meeting and any adjournment or postponement of the meeting.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IN THE UNITED STATES.

  You may attend the Annual Meeting and vote your shares in person even though the Company has received your proxy. However, if you have sent the Company your proxy and your shares are held in the name of your stockbroker or other nominee, you must get a new proxy signed by your nominee if you decide to attend the meeting and vote in person.


                            By Order of the Board of Directors

                            /s/ Charles H. McCrea, Jr.

                            Charles H. McCrea, Jr.
                             Secretary


Las Vegas, Nevada
April 10, 1998

                           MIKOHN GAMING CORPORATION
                            1045 PALMS AIRPORT DRIVE
                                P. O. BOX 98686
                          LAS VEGAS, NEVADA 89193-8686
                                 (702) 896-3890

                             --------------------

                                PROXY STATEMENT
                                 APRIL 10, 1998

                             --------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1998


  This Proxy Statement and accompanying Proxy were mailed on or about April 10, 1998, to all holders of record of the $.10 par value common stock ("Common Stock") of Mikohn Gaming Corporation, a Nevada corporation (the "Company"), as of the close of business on March 13, 1998.

  The enclosed Proxy is solicited by and on behalf of the Board of Directors (the "Board") of the Company, for use at the Company's 1998 Annual Meeting of Stockholders (the "Annual Meeting") and at any and all adjournments or postponements. You may revoke your Proxy at any time prior to its use by (i) providing a written revocation to the Secretary of the Company, (ii) executing and delivering a later dated Proxy or (iii) attending the Annual Meeting and informing the Company officials that you wish to vote in person. A stockholder who holds shares in street name and who decides to vote his shares in person at the Annual Meeting must obtain from his broker or other nominee a proxy identifying him as the person authorized to vote the shares. Shares represented by an unrevoked Proxy will be voted as instructed by the stockholder. IN THE ABSENCE OF ANY CONTRARY INSTRUCTIONS, SUCH SHARES WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED HEREIN, TO ONE, TWO OR THREE YEAR TERMS AS PROVIDED IN THE AMENDED BYLAWS AND, AS EXPLAINED IN GREATER DETAIL BELOW UNDER "ELECTION OF DIRECTORS", (ii) FOR THE CONTINUED RETENTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS AND (iii) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTERS PROPERLY PRESENTED TO THE ANNUAL MEETING.

  Only holders of record of the Company's Common Stock at the close of business on the record date, March 13, 1998, are entitled to notice of and to vote at the Annual Meeting. On the record date there were outstanding 10,326,767 shares of Common Stock not including 19,113 treasury shares which can be neither voted nor counted for any other purpose at the Annual Meeting. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share is entitled to one vote in connection with each matter submitted for stockholder approval, and a majority of a quorum is sufficient to approve or disapprove any item on the agenda. All shares represented at the Annual Meeting are counted for the purpose of ascertaining the presence of a quorum, irrespective of whether the record holder of any shares or its nominee abstains from voting on all matters or on any particular matter. It follows that shares represented at the Annual Meeting and not voted in effect are voted "against" each matter as to which they are not voted.

  The Directors and executive officers of the Company, who among them own beneficially and/or have voting power with respect to approximately 56.1 percent of the Company's outstanding Common Stock (see "PRINCIPAL STOCKHOLDERS" below), intend to vote their shares in favor of all actions proposed in the Proxy Statement.

                             ELECTION OF DIRECTORS

  The Board is comprised of seven directors, all of whom were elected at the 1997 Annual Meeting. At a meeting of the Board held on February 10, 1998, the Board, by unanimous vote and as authorized by Nevada law, amended the Bylaws of the Company to establish three classes of directors, each class equal in number as nearly as possible. Directors ultimately will serve three year terms staggered so that the directors in only one class stand for election each year, however, at the Annual Meeting in 1998, all directors will stand for election. The Board's nominees, by the classes to which they are assigned and the terms for which the directors in each class are standing for election, are as follows:

  Class 1  -   Richard H. Irvine and John K. Campbell.  Nominal terms expire at
  -------      the 1999 annual meeting and every three years thereafter.

  Class 2  -   Terrance W. Oliver and Douglas M. Todoroff.  Nominal terms expire
  -------      at the 2000 annual meeting and every three years thereafter.

  Class 3  -   David J. Thompson, Dennis A. Garcia and Bruce E. Peterson.
  -------      Nominal terms expire at the 2001 annual meeting and every three years thereafter.

  Except in cases of death, disability or resignation, directors serve until the end of their nominal terms and until their respective successors are elected and qualified, whichever is later.

  The Board recommends a vote for each director nominated. Should a vacancy occur for any reason (none is anticipated), the persons named as proxies will vote for a substitute nominee designated by the Board.

  Following is a list of the current Directors and executive officers of the Company.

   NAME                    AGE             POSITION
   ----                    ---             --------
David J. Thompson            54   Chairman of the Board and Chief Executive Officer
John K. Campbell (1)         68   Director and Chairman of Audit Committee
Richard H. Irvine            56   Director, President and Chief Operating Officer
Dennis A. Garcia             52   Director, Executive Vice President-Proprietary Games
Terrance W. Oliver           48   Director
Bruce E. Peterson            50   Director
Douglas M. Todoroff (1)      51   Director and Chairman of Compensation Committee
Charles H. McCrea, Jr.       48   Executive Vice President, General Counsel and Secretary
Donald W. Stevens            57   Executive Vice President, Chief Financial Officer and Treasurer

(1)  Member of the Audit and Compensation Committees

  Mr. Thompson has been Chief Executive Officer of the Company since 1988, and was appointed Chairman of the Board of the Company in September 1993. Mr. Thompson also served as Chief Financial Officer of the Company from 1988 to September 1993, and from August 1995 to June 1996. From 1977 to 1988, Mr. Thompson was in private practice as a certified public accountant in Reno and Las Vegas, Nevada, serving a number of clients involved in the gaming industry. From 1973 to 1976, Mr. Thompson served as a consultant to various gaming industry clients in Las Vegas and Reno. He was an executive with Harrah's from 1969 to 1973.

  Mr. Irvine was a non-employee Director of the Company from December 1993 to July 1995. He was a member of the Audit and Compensation Committees of the Board until he was employed as President and Chief Operating Officer effective July 1, 1995. From July 1993 to July 1995, he served as senior vice president of marketing/entertainment for Boomtown, Inc.; from 1991 to July 1993, as vice president of marketing for Walt Disney Attractions; from 1989 to 1991 as executive vice president of Unicorn/Sovaminco, a U.S./Soviet joint venture and from 1985 to 1989, as executive vice president of International Game Technology.

  Mr. Garcia has been a Director since December 1993, and was Vice President-Sales, Casino Signs Division of the Company, from November 1993 to March 1996. From March 1996 to May 1996, Mr. Garcia served as Executive Vice President-Sales. Since May 1996, Mr. Garcia has served as Executive Vice President-Proprietary Games. From 1985 until joining the Company in 1993, Mr. Garcia was president and director of sales of Casino Signs North, Inc. ("CSN"), and from 1990, until joining the Company he also was president of A&D Sign Manufacturing, Inc. ("A&D"). Both CSN and A&D served as distributors of the Company's products and were merged into the Company in November 1993. Mr. Garcia was a founder of both CSN and A&D and served as a director of both corporations from their inception.

  Mr. Peterson has been a Director since December 1993, and was Vice President-Production from November 1993 (Executive Vice President since March 1996), until his retirement as an officer effective December 31, 1996. Prior to joining the Company, Mr. Peterson was president and a director of Peterson Sign Art, Inc. ("PSA") and a general partner of PSA's predecessor since 1979. PSA was a distributor of the Company's products and was merged into the Company in November 1993.

  Mr. Oliver has been a Director of the Company since 1988, and served as Chairman of the Board of Directors of the Company from 1988 to September 1993. From 1986 to 1995, he was a director and president of The Nevada Club, Inc., a casino in Reno, Nevada. That company was rolled-up effective February 25, 1995, as part of Fitzgerald's Gaming Corporation, in which he now serves as a director and served as executive vice-president and chief operating officer until his retirement in June 1996. In November 1996, the Company retained Mr. Oliver as a consultant to assist it in the promotion of its SafeJack(TM) system because of his extensive experience in casino management and pays him $1,000 for each day in which he works as a consultant, plus reasonable expenses.

  Mr. Campbell has served as a Director of the Company since December 1993.
From 1986 until February 1995, Mr. Campbell served as a director of Sahara Gaming Corporation (formerly Sahara Resorts) and of various Sahara subsidiary corporations. He is president of Sportco Sporting Goods, Inc., a retail sporting goods store. Mr. Campbell was self-employed as a consultant from 1986 to 1989 and was vice president/finance and treasurer of the MGM Grand Hotel from 1972 until 1986.

  Mr. Todoroff has served as a Director of the Company since December 1993. He has been president of Mercier Management Company since November 1993, was senior vice president-manager of commercial lending with Bank of America Nevada from 1992 to 1993 and was executive vice president and senior credit officer of its predecessor, Valley Bank of Nevada, from 1981 to 1992.

  Mr. McCrea has served the Company as Vice President-Secretary and General Counsel since May, 1994 (Executive Vice President since March 1996). For more than ten years prior to his employment by the Company, he was a partner in Lionel, Sawyer & Collins, a Nevada law firm with offices in Las Vegas and Reno. He is admitted to practice law in Nevada and California.

  Mr. Stevens has been Executive Vice President, Chief Financial Officer and Treasurer since June 10, 1996. From 1981 to June 1996, Mr. Stevens was the owner and president of Orange Torpedo Trips Inc., Grants Pass, Oregon. From 1971 to 1981, he held several positions with Harrah's, and was serving as Treasurer and Controller at the time he resigned to establish his excursion business.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Company's Board of Directors held six meetings in 1997. Except for one meeting which only six Directors attended, all meetings were attended by all Directors. Other business was handled from time to time by unanimous written consent of the Directors.

  The Board has an Audit Committee and a Compensation Committee. There is no nominating committee. Committee members are appointed by the full Board. Both the Audit Committee and the Compensation Committee are comprised of Directors Campbell and Todoroff, both of whom are outside directors.

  The Audit Committee, chaired by Director Campbell, is charged with reviewing the audited financial statements of the Company and making recommendations to the full Board on matters concerning the Company's audits, the selection of the Company's independent public accountant and such other matters relating to the Company's financial affairs and accounting as the Audit Committee may in its discretion choose to address. The Audit Committee met once during 1997 and all members attended.

  The Compensation Committee, chaired by Director Todoroff, is responsible for monitoring the performance of the Company's executive officers, passing upon salaries, bonuses and other compensation for the Company's executive officers, and administering the Company's Stock Option Plan. The Compensation Committee met three times in 1997 and all members attended.

  Each director who is not an employee of the Company receives a fee of $2,000 for each Board and Board committee meeting attended and is reimbursed for his reasonable expenses. In addition, each such director receives each year, immediately following the Annual Meeting, a ten year option (vesting as to one-third of the optioned shares, cumulatively, on each of the first three anniversaries) to purchase at 100% of the fair market value at the date of grant 5,000 shares of Company Common Stock plus 1,000 shares for each year he has served as a director. Directors who are not full time employees of the Company receive a monthly fee of $1,000 and the right to participate in the Company's executive medical plan. Directors who are employees of the Company do not receive additional compensation for their services as directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

  The Summary Compensation Table below sets forth for the fiscal years ended December 31, 1997, 1996 and 1995 information regarding compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company in fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                        Compensation
                                                                                          Awards /
                                                                                          Number of
                                                     Annual Compensation                   Shares            All Other
                                               --------------------------------          Underlying        Compensation
Name and Principal Position        Year        Salary ($)(1)        Bonus($)(1)          Option (2)            ($)(3)
---------------------------        -----       -------------       ------------       --------------       ------------
David J. Thompson                  1997           $377,796          $156,767 (4)            80,000             $2,200
 Chairman and CEO                  1996            335,846                                                      1,616
                                   1995            313,112           464,948 (4)                                1,503

Richard H. Irvine                  1997            320,682            67,100 (4)            60,000              2,192
 President and COO                 1996            285,116                                  20,000              2,375
                                   1995            116,946           260,000 (5)           250,000

Dennis A. Garcia                   1997            263,336                                  40,000              1,317
 Executive Vice President-         1996            242,216                                  20,000              1,148
 Proprietary Games                 1995            232,196            28,852 (4)                                1,098

Charles H. McCrea, Jr.             1997            267,310             5,000                60,000              2,186
 Executive Vice-President          1996            235,667                                  20,000              1,118
 General Counsel and Secretary     1995            211,937            54,772                61,000 (6)          1,000

Seamus McGill (8)                  1997            217,199                                  80,000              2,201
                                   1996            193,140            25,000                80,000 (7)
                                   1995             24,923

(1) The amounts in the Salary and Bonus columns include gross compensation earned for each named executive for each year shown. The amounts in the Salary column (i) exclude the bonuses shown in the Bonus column, (ii) include certain Company paid personal benefits such as automobile allowances, memberships and dues in various organizations and family medical expenses (but in no case did the amount paid to or on behalf of any named executive officer in respect of such personal benefits exceed the lesser of $50,000 or 10 percent of compensation for any year shown) and (iii) include the Company matching contributions under the Employees' Investment Plan.


(2) No stock appreciation rights (SARs) ever have been granted by the Company. All stock options granted to the named executive officers were granted at exercise prices not lower than the fair market value of the shares on the dates the grants were made. Except as set forth below in Note (8), none of the executive officers named exercised any stock options in 1997.

(3) Amounts in the All Other Compensation column represent the employer contributions under the Company's 401(k) plan, which amounts are not included in the Salary column.

(4) The 1994 bonuses of Messrs. Thompson and Irvine, although paid to them in 1995 pursuant to their employment contracts, were based on the Company's 1994 results and accrued in that year. Likewise, their 1996 bonuses were based on the Company's 1996 results and accrued in that year and paid in 1997. Starting in 1997, the Company accrued and paid bonuses on a quarterly basis, and for 1997, the Company paid bonuses for the first three quarters of 1997.

(5) Signing bonus paid pursuant to Mr. Irvine's employment contract.

(6) Pursuant to an exchange offer made to all employees who were granted options under the Stock Option Plan, Mr. McCrea exchanged (i) a ten year Incentive Stock Option dated May 1, 1994 to purchase 70,000 shares of Common Stock at $12.75 per share for a ten year Incentive Stock Option dated November 16, 1995, to purchase 52,500 shares at $4.25 per share, and (ii) a ten year Incentive Stock Option dated December 9, 1994 to purchase 10,000 shares of Common Stock at $9.25 per share for a ten year Incentive Stock Option dated November 16, 1995 to purchase 8,500 shares at $4.25 per share.

(7) An amendment to Mr. McGill's 1995 employment agreement entered into in 1996 cancelled an option granted in 1995 to purchase 30,000 shares of Common Stock at $4.50 per share and provided for the grant of an option to purchase 60,000 shares at $4.25 per share. In September, 1996, Mr. McGill exercised an Incentive Stock Option to purchase 8,000 shares at $3.75 per share.

(8) Mr. McGill resigned on February 26, 1998. On March 26, 1998, he exercised two options, one to purchase 12,000 shares at $3.75 per share and one to purchase 38,000 shares at $4.25 per share. He retains an option expiring in 2006 to purchase 22,000 shares at $4.25 per share, and two options, at exercise prices of $4.25 and $4.50 per share, respectively, covering 40,000 shares each and expiring in 2007.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  In July 1993, the Company and Mr. Thompson entered into an amendment to his 1988 employment agreement extending it through December 31, 1999 and providing for a base salary of $335,000 for 1997. His base salary increases by $20,000 each succeeding fiscal year. The employment agreement originally provided that Mr. Thompson receive a bonus equal to 5% of net pretax income (but in no case greater than $1 million) for each fiscal year, multiplied by a fraction the numerator of which is 9,802,611 and the denominator of which is the weighted average number of shares of Common Stock and common stock equivalents outstanding (as reported by the basic formula) for such fiscal year, as reflected in the Company's audited financial statements. However, since 1996, Mr. Thompson has received, and for the remaining years under his employment contract Mr. Thompson will receive, a bonus based on 3.5% of net pretax income rather than 5%; he relinquished 1.5% to be awarded to Mr. Irvine as a performance based incentive bonus (see paragraph immediately following) without adversely impacting earnings otherwise available to stockholders. In the event that Mr. Irvine's employment agreement is terminated for any reason, the percentage of net pretax income Mr. Thompson will be entitled to receive for any years remaining under his employment agreement will again be based on 5% of net pretax income. In the event of termination of Mr. Thompson's employment without "good cause" (as defined in his employment agreement), he will be entitled to a lump-sum termination payment equal to any unpaid base salary through the end of the term of the agreement plus $1,000,000.

  In July 1995, the Company entered into a five year employment agreement with Mr. Irvine, naming him President and Chief Operating Officer of the Company. The agreement as amended provides for (i) an annual base salary of $260,000 per year (prorated for 1995, increasing by $17,628 each 12 months commencing July 1, 1996 and totaling $295,257 in 1997), (ii) a signing bonus of $260,000 (paid in 1995) and (iii) an opportunity to receive an annual bonus (in no case to exceed $1 million) equal to 1.5% of the Company's net pretax income during its prior fiscal year determined according to the same formula used in calculating Mr. Thompson's bonus. The agreement also obligated the Company to issue to Mr. Irvine a ten year option (assuming continued employment with the Company) to purchase up to 250,000 shares of Common Stock at a price of $5.25 per share (renegotiated to $4.25 per share, corresponding to the fair market value of the stock on November 13, 1995, the date the option was issued). In the event Mr. Irvine's employment is terminated without "good cause" (as defined in his employment agreement), he will be entitled to a lump sum termination payment equal to any unpaid base salary through the end of the term of the agreement plus $500,000. See also Footnote (4) to the Summary Compensation Table.

  In November 1993, the Company entered into employment agreement with Mr. Garcia extending through December 31, 1999, and providing for a base salary of $240,000 in 1997. Since June 1, 1996, Mr. Garcia has served as Executive Vice President-Proprietary Games. Mr. Garcia will be eligible to receive a performance bonus in each of the years 1998 and 1999 if pre-tax income from proprietary games reaches certain budgeted levels in those years. No bonus will be paid unless the proprietary games budget is achieved. In either year in which the budget is achieved, a graduated bonus will be earned ranging from 1.75% of net income from proprietary games at the first level in excess of budget to a maximum of 5% of all pre-tax net income from proprietary games in excess of 166.67% of budget.

  On May 1, 1994, the Company entered into a four year employment agreement with Mr. McCrea, Executive Vice President-General Counsel and Secretary of the Company, which provided for an annual base salary of $235,000 in 1997, increasing by $20,000 on January 1 of each year of the term of the agreement. The Company is obligated to review Mr. McCrea's base salary annually (but is not obligated to increase it beyond the requirements of Mr. McCrea's employment agreement) and to consider cash bonuses. In the event that Mr. McCrea is terminated without "good cause" (as defined in his employment agreement), he will be entitled to a lump-sum termination payment equal to his base salary for the most recent calendar year, and his stock option rights will remain in full force and effect. The employment agreement also provides for, and Mr. McCrea was granted, options to purchase 70,000 shares of Common Stock (which, together with other options covering 10,000 shares, were subsequently exchanged for options covering 61,000 shares at a lower exercise price, as disclosed at Footnote (6) to the Summary Compensation Table). On August 15, 1997, Mr. McCrea's employment agreement was amended to extend its term to December 31, 2000, and to grant him options to purchase 20,000 additional shares of Common Stock.

  The employment agreements with Messrs. Irvine and McCrea provide for automatic renewals for additional one-year periods after their initial terms unless either party gives notice of termination.

  Any termination of employment without good cause of Mr. Thompson must be approved by a five-sevenths vote of the Board. The employment agreements with Messrs. Thompson, Irvine and McCrea provide that such agreements will not be terminated by any merger, consolidation, asset sale, dissolution or change in ownership of the Company. Each of these officers has agreed not to compete with the Company for a period of two years following the termination of his employment relationship with the Company. The employment agreement with Mr. Thompson also provides for the continuation of salary payments for six months following termination of employment owing to disability and payments thereafter of $100,000 annually through December 31, 1999.

              STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS IN 1997

  The table below sets forth the grants of stock options under the Plan to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1997. No stock appreciation rights (SARs) ever have been granted by the Company. The amounts shown for the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the per share exercise price of the options during the full terms of the options. No gain to the optionees is possible without an increase in the stock price that will benefit all stockholders in proportion to their holdings. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, are dependent on the future performance of the Common Stock. There can be no assurance that the potentially realizable values shown in this table will be achieved. Moreover, because the appreciation base in each case is the exercise price, the potentially realizable values are not comparable. The higher the exercise price, the higher is the extrapolated realizable value and the lower is the likelihood that such value will be realized.



                       OPTION / SAR GRANTS IN FISCAL 1997
                               INDIVIDUAL GRANTS

                                                                                            POTENTIAL
                                                                                         REALIZABLE VALUE
                                                                                         (NET OF COST) AT
                                      % OF TOTAL                                          ASSUMED ANNUAL
                        NUMBER OF      OPTIONS                                            RATES OF STOCK
                         SHARES       GRANTED TO                                        PRICE APPRECIATION
                       UNDERLYING     EMPLOYEES         EXERCISE                         FOR OPTION TERM
                        OPTIONS          IN              PRICE      EXPIRATION         --------------------
     NAME               GRANTED     FISCAL YEAR(1)     $/SHARE(2)      DATE               5%         10%
     ----              ----------   --------------     ----------   ----------         ---------   --------
David J. Thompson         80,000         6.6%             4.250       2/10/07           213,824      541,872
Richard H. Irvine         60,000         5.0%             4.250       2/10/07           160,368      406,404
Dennis A. Garcia          40,000         3.3%             4.250       2/10/07           106,912      270,936
Charles H. McCrea, Jr.    40,000         3.3%             4.250       2/10/07           106,912      270,936
                          20,000         1.7%             4.375       8/05/07            55,028      139,452
Seamus McGill(3)          40,000         3.3%             4.250       2/10/07           106,912      270,936
                          40,000         3.3%             4.250       8/11/07           113,201      286,872

(1) Options granted under the Plan in 1997 totaled 1,211,000.

(2) The exercise price in each case is the fair market value of the Common Stock on the date of the grant.

(3) See Footnote (8) to summary Compensation Table.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                    EXECUTIVE COMPENSATION AND STOCK OPTIONS


INTRODUCTION

  It is the responsibility of the Compensation Committee to establish and review the Company's executive compensation plans, programs and policies, to administer the Company's Stock Option Plan, to monitor the performance and compensation of executive officers and to make recommendations to the Board with respect to executive compensation. The Compensation Committee, established in January 1994, is composed of Directors Campbell and Todoroff, both of whom are outside directors and neither of whom ever has served as an officer or employee of the Company. The Compensation Committee held five formal meetings during 1997 and handled additional matters by unanimous written consent.

COMPENSATION POLICIES

  The Compensation Committee has adopted certain principles and policies regarding compensation for executive officers and other key employees. The Company strives to offer competitive compensation opportunities for all employees based on each individual's contribution and personal performance. The Compensation Committee recognizes that a successful executive compensation policy must provide competitive levels of compensation that integrate pay with personal and Company performance, reward excellence, recognize individual initiative and achievement and assist the Company in attracting and retaining qualified executives. The Compensation Committee believes that an executive compensation program should include three primary elements: annual base salary, annual incentive compensation and, particularly in the case of executive officers who are not large stockholders, long-term incentive compensation.

CERTAIN AGREEMENTS

  The compensation arrangements for each of the executive officers named in the Summary Compensation Table of the Proxy Statement are subject to employment agreements. Employment agreements covering the services of Mr. Thompson were entered into prior to, and disclosed in connection with, the Company's initial public offering in November 1993, and antedated the creation of the Compensation Committee. Details of individual employment agreements between the Company and each of its executive officers are set forth in the Proxy Statement under EXECUTIVE COMPENSATION AND OTHER INFORMATION, sub-caption "Employment Agreements and Change in Control Arrangements".

  The principal role of the Compensation Committee in connection with discretionary incentive compensation payable to all executive officers under their respective employment agreements generally is to monitor performance and measure it against the terms of their agreements and the Company's performance. The Compensation Committee is satisfied that the Company's employment agreements with its CEO and other executive officers provide them with base compensation that is not excessive plus ample incentive to achieve, to their and the Company's mutual benefit.

  The Compensation Committee has not yet established a policy with respect to qualifying compensation paid to the Company's executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended because there has been no need for such a policy and no immediate need is seen. The Company has advised the Compensation Committee that it believes all compensation payable under the existing employment agreements with executive officers will qualify for deduction under such Section.



                                         Compensation Committee of the
                                         Board of Directors


                                         Douglas M. Todoroff, Chairman
                                         John K. Campbell, Member

                          PERFORMANCE GRAPH AND TABLE

  The graph and table below provides a comparison of the Company's cumulative total stockholder return (which in the Company's case includes only the price of the Common Stock because the Company has paid no dividends) with (i) Standard & Poor's 500 Composite Stock Index and (ii) the industry manufacturing peer group used in the Company's 1997 Proxy Statement. The dates on which comparisons are made are November 18, 1993 (immediately following the Company's initial public offering), December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997. The peer group includes companies that management selected because it believes they are comparable to the Company in the lines of business they are engaged in and because they include the Company's principal competitors.*

  This graph and table assume the investment of $100 on November 18, 1993, in
(i) the Company's Common Stock and (ii) collectively, the common stocks of the companies comprising the peer group, with reinvestment of any dividends. The comparisons in the graph and table are based on historical data covering the
performance of the Company's Common Stock over a relatively brief time.   They
are not intended to forecast, and management believes they are not indicative of, the future performance of the Company's Common Stock.


                       [PERFORMANCE GRAPH APPEARS HERE]

** All returns reflect reinvestment of dividends

                          Index      Index        Index           Index           Index         Index
                            at        at            at             at              at            at
                        11/18/93    12/31/93      12/31/94       12/31/95        12/31/96      12/31/97
                        --------    --------      --------       --------        --------      --------
Mikohn Gaming Corp.        $100       $ 92           $ 52           $ 23            $ 32          $ 43
S&P 500 Index               100        100            102            140             173           231
Peer Group                  100         88             50             43              66            77

* The companies included in the peer group in addition to the Company are Acres Gaming Inc.; Alliance Gaming Corporation; Autotote Corporation; Casino Data Systems; GTECH Holdings Corp.; International Game Technology; Paul-Son Gaming Corp.; Sodak Gaming Inc.; Video Lottery Technologies and WMS Industries Inc.

                                CERTAIN TRANSACTIONS

  On November 16, 1995, the Board authorized a loan of up to $300,000 to Chairman and CEO David J. Thompson (extended until January 17, 1999), at a rate of interest equal to prime (as reported by The Wall Street Journal). Mr. Thompson borrowed $300,000 pursuant to this authorization and secured it by a pledge of 150,000 shares of the Company's Common Stock. Mr. Thompson repaid the
loan in full together with interest on February 25, 1998.   On October 29, 1997,
the Board authorized a loan in the amount of $122,500 to Mr. Thompson at a rate of 6.37% secured by 20,000 shares of the Company's Common Stock.

  On October 29, 1997, the Board, believing that the Company's Common Stock appeared undervalued and in order to emphasize the Board's and senior management's confidence in the future of the Company, adopted resolutions (i) encouraging each director and senior officer to purchase up to 20,000 shares of authorized but unissued restricted Common Stock from the Company at the closing price on October 30,1997 (which turned out to be $5.687 per share) and (ii) authorizing each such person to borrow the price of the shares purchased from the Company. Each purchaser gave the Company a promissory note in principal amount equal to the purchase price, maturing October 20, 2002 (or at termination of employment by the Company, whichever first occurs), bearing interest at the rate of 6.37% per annum payable annually in arrears on each anniversary date, and secured by a pledge of the shares so purchased. The program increases the Company's common equity, has no impact upon its cash flow and places all risk of loss upon the participating directors and officers. All of the Company's directors except Mr. Campbell and all of its senior officers except Mr. Thompson are participating in the program. Each participating director and officer has borrowed $113,740, representing the aggregate purchase price of 20,000 shares of Common Stock at $5.687 per share.

  Transactions among the Company and its affiliates involving in excess of $250,000, other than transactions entered into in the ordinary course of business on terms generally made available to third party customers, are reviewed by the Board and passed upon by a majority of disinterested directors.


                                PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 10, 1998, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) each of the Company's directors and
(iii) all executive officers and directors of the Company as a group.

                                                                     Beneficial
                                                                     Ownership
                                                                         of
                                                                    Common Stock
                                                                ----------------------
Name of Beneficial Owner (1)                                       Number      Percent
------------------------                                        ----------   ---------
David J. Thompson (2)                                             1,540,250       14.9
Dennis A. Garcia (3)                                              1,613,250       15.6
Bruce E. Peterson (4)                                             1,618,250       15.7
Terrance W. Oliver (5)                                              665,348        6.4
John K. Campbell (6)                                                 24,333        0.2
Richard H. Irvine (7)                                               168,000        1.6
Douglas M. Todoroff (8)                                              33,000        0.3
All directors and executive officers as a group (9 persons) (9)   5,789,831       56.1

(1) The mailing address of each person named in this table is c/o Mikohn Gaming Corporation, 1045 Palms Airport Drive, P. O. Box 98686, Las Vegas, Nevada 89193-8686.

(2) Total includes 26,000 shares that Mr. Thompson has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options and 50,000 shares held in trusts for the benefit of Mr. Thompson's children and stepchildren. Mr. Thompson disclaims beneficial ownership of shares held in children's trusts.

(3) Total includes 34,000 shares that Mr. Garcia has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.

(4) Total includes 30,000 shares that Mr. Peterson has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.

(5) Total includes 4,998 shares that Mr. Oliver has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options and 100,000 shares held in trusts for the benefit of Mr. Oliver's children. Mr. Oliver disclaims beneficial ownership of shares held in children's trusts. The remaining 560,350 shares beneficially owned by Mr. Oliver are held of record by the Oliver Special Trust, of which Mr. Oliver is sole trustee and beneficiary.

(6) Total includes 16,333 shares that Mr. Campbell has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.

(7) Total includes 138,000 shares that Mr. Irvine has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.

(8) Total includes 13,000 shares that Mr. Todoroff has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.

(9) Includes 336,731 shares that the directors and three executive officers who are not directors have the right to purchase within 60 days (regardless of exercise price) through exercise of stock options.


           APPOINTMENT OF INDEPENDENT ACCOUNTANTS (ITEM 3 ON PROXY)

  The Board has appointed Deloitte & Touche LLP to serve as independent accountants for the Company for the fiscal year ending December 31, 1998.

  The firm of Deloitte & Touche LLP has served as independent accountants for the Company since 1990. The Board, although it is not required to do so, is submitting its appointment of Deloitte & Touche LLP for ratification at the Annual Meeting in order to solicit the views of stockholders concerning the appointment. The Board recommends that the Company's stockholders vote for the ratification of the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending December 31, 1998. If the appointment is not ratified, the Board will reconsider.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if so inclined, and will be available to respond to appropriate questions.

                               ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended December 31, 1997, which includes the Company's annual report on Form 10-K to the Securities and Exchange Commission (without exhibits), is being mailed contemporaneously with this Proxy Statement to stockholders of record at the close of business on March 13, 1998. The Company will provide a copy of the exhibits to its annual report on Form 10-K for the fiscal year ended December 31, 1997, upon receipt of a written request from any beneficial owner of the Company's securities as of March 13, 1998, and reimbursement of the Company's reasonable expenses. Such request should be addressed to Charles H. McCrea, Jr., Executive Vice President, Mikohn Gaming Corporation, 1045 Palms Airport Drive,
P. O. Box 98686, Las Vegas, Nevada 89193-8686.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Any eligible stockholder (as defined below) of the Company who wishes to have a proposal considered for inclusion in the Company's 1999 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of the Company on or before February 25, 1999. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its 1999 proxy solicitation materials. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal at the 1999 Annual Meeting, who has held such securities for at least one year and who continues to own such securities through the date on which the 1999 Annual Meeting is held.

                            SOLICITATION OF PROXIES

  The cost of this solicitation will be borne by the Company. Proxies may be solicited by mail, telephone, telegraph, or personally by directors, officers and regular employees of the Company, none of whom will receive any special compensation for such services. The Company will reimburse persons holding stock in their names or in the names of their nominees for reasonable expenses incurred in forwarding proxy materials to their principals.

                                OTHER BUSINESS

  The Board does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment or postponement thereof, the proxy holders will vote according to their discretion insofar as such proxies are not limited to the contrary.


                                        By Order of the Board of Directors



                                        /s/ Charles H. McCrea, Jr.


                                        Charles H. McCrea, Jr.
                                          Secretary

Las Vegas, Nevada
April 10, 1998

                           MIKOHN GAMING CORPORATION
                                     PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1998

The undersigned constitutes and appoints DAVID J. THOMPSON, RICHARD H. IRVINE and CHARLES H. McCREA, JR. Proxy, First Alternate Proxy and Second Alternate Proxy, respectively, of the undersigned to represent the undersigned and to vote all shares of Common Stock, $.10 par value, of Mikohn Gaming Corporation (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Tuesday, May 12, 1998, at the Monte Carlo Hotel & Casino, Las Vegas, Nevada, and at any adjournment or postponement thereof. If the Proxy is unable to act, the authority conferred hereby shall devolve on the First Alternate Proxy, and if he also is unable to act, on the Second Alternate Proxy. All proxies will be voted as instructed, and in the absence of instruction on any particular matter, FOR the nominees to the Board of Directors, FOR the continued retention of Deloitte & Touche LLP as independent accountants and in the discretion of the acting proxy as to any other matter properly before the meeting.

  1.  ELECTION OF DIRECTORS

      [_] FOR the Board of Directors nominees who      [_] AGAINST all nominees
          are listed below for election as directors       listed below

      Nominees: David J. Thompson, Dennis A. Garcia, Bruce E. Peterson, Terrance
      W. Oliver, John K. Campbell, Richard H. Irvine and Douglas M. Todoroff.
      INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY CANDIDATE, CROSS OUT THAT CANDIDATE'S NAME ABOVE.

  2.  RETENTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

      [_]  FOR                                         [_]  AGAINST

  3. IN THE DISCRETION OF THE PROXY HOLDERS, WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE 1998 ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER MATTERS THAT MAY PROPERLY BE CONSIDERED AT THE MEETING.

      [_]  VOTE                                        [_] DO NOT VOTE

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           MIKOHN GAMING CORPORATION.


                                      Dated:____________________________________

                                            ____________________________________
                                                            Signature

                                            ____________________________________
                                                            Signature

PLEASE DATE AND SIGN EXACTLY AS YOUR
NAME OR NAMES APPEAR HEREON.  IF THERE
IS MORE THAN ONE REGISTERED OWNER, ALL
SHOULD SIGN. EXECUTORS,
ADMINISTRATORS, TRUSTEES, GUARDIANS,
ATTORNEYS AND CORPORATE OFFICERS
SHOULD INDICATE THEIR FIDUCIARY
CAPACITY OR FULL TITLE WHEN SIGNING.

           PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                          USING THE ENCLOSED ENVELOPE.